As filed with the Securities and Exchange Commission on August 21, 2024

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APREA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-2246769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3805 Old Easton Road Doylestown, PA	18902
(Address of Principal Executive Offices)	(Zip Code)

Aprea Therapeutics, Inc. 2019 Equity Incentive Plan

Non-Plan Inducement Stock Option Grant

Non-Plan Inducement Restricted Stock Unit Award

(Full title of the plan)

Oren Gilad, Ph.D.

President and Chief Executive Officer

3805 Old Easton Road

Doylestown, PA 18902

(617) 463-9385

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Fahd M.T. Riaz, Esq.

DLA Piper LLP (US)

One Liberty Place

1650 Market Street, Suite 5000

Philadelphia, PA 19103-7300

(215) 656-3316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

Aprea Therapeutics, Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of registering 149,466 shares (the “Shares”) of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued pursuant to equity awards granted pursuant to the Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (in the form attached hereto as Exhibit 99.1) (the “2019 Plan”). The Shares are securities of the same class as other securities for which registration statements of the Registrant filed with the Securities and Exchange Commission on November 18, 2019 (Registration No. 333-234765), November 12, 2020 (Registration No. 333-250043), November 9, 2021 (Registration No. 333-260884), December 15, 2022 (Registration No. 333-268816) and November 9, 2023 (Registration No. 333-275440).

In accordance with General Instruction E of Form S-8, the contents of the Registrant’s registration statements filed with the Securities and Exchange Commission on November 18, 2019 (Registration No. 333-234765), November 12, 2020 (Registration No. 333-250043), November 9, 2021 (Registration No. 333-260884), December 15, 2022 (Registration No. 333-268816) and November 9, 2023 (Registration No. 333-275440 are incorporated herein by reference (solely to the extent the contents of such registration statements relate to the 2019 Plan) and the information required by Part II is omitted, except as supplemented by the information set forth below.

This Registration Statement is also filed for the purpose of registering an aggregate of 33,650 shares of Common Stock comprised of:

•	26,920 shares of Common Stock issuable upon the exercise of an inducement stock option grant, and

•	6,730 shares of Common Stock issuable upon the vesting of an inducement restricted stock unit award,

each granted to Nadeem Q. Mirza, M.D., M.P.H., as an inducement for his acceptance of employment with the Registrant as its Chief Medical Officer (collectively, the “Inducement Awards”). The Inducement Awards were granted outside of the Registrant’s 2019 Plan pursuant to the “inducement” grant exception under Nasdaq Listing Rule 5635(c)(4) and have been approved by the Registrant’s Board of Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participant in the Inducement Awards pursuant to Rule 428(b)(1). Such document(s) are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 26, 2024;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2024, January 26, 2024, February 6, 2024, March 12, 2024 (other than the information furnished pursuant to Item 7.01), and March 26, 2024 (other than the information furnished pursuant to Item 2.02), April 10, 2024, May 14, 2024 (other than the information furnished pursuant to Item 2.02), June 17, 2024, and June 20, 2024; , and August 12, 2024 (other than the information furnished pursuant to Item 2.02) and

(c)	The Registrant’s information specifically incorporated by reference in the 2023 10-K from the Registrant’s definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders, filed with the SEC on April 25, 2024;

(d)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 15, 2024;

(e)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 12, 2024; and

(f)	The description of the Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-39069), filed with the Commission on September 30, 2019, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our executive officers and directors. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement, to be filed by an amendment to this registration statement, will provide for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 7, 2019)
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Aprea Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 13, 2023)
4.3	Certificate of Designation of Series A Non-Voting Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 17, 2022)
4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 6, 2020)
5.1*	Opinion of DLA Piper LLP (US)
23.1*	Consent of EisnerAmper LLP
23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.3*	Consent of Ernst & Young LLP.
24	Power of Attorney (contained on the signature page hereto)
99.1	Aprea Therapeutics, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement (Form S-1/A), filed with the Commission on September 27, 2019)
99.2	Aprea Therapeutics, Inc. Inducement Stock Option Agreement, dated May 1, 2024, by and between Aprea Therapeutics, Inc. and Nadeem Q. Mirza, M.D., M.P.H. (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 14, 2024)
99.3	Aprea Therapeutics, Inc. Inducement Restricted Stock Unit Award Agreement, dated May 1, 2024, by and between Aprea Therapeutics, Inc. and Nadeem Q. Mirza, M.D., M.P.H. (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 14, 2024)
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, Commonwealth of Pennsylvania, on August 21, 2024.

Aprea Therapeutics, Inc.

By:	/s/ Oren Gilad
Name:	Oren Gilad, Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of Aprea Therapeutics, Inc. whose signatures appear below hereby constitute and appoint Oren Gilad and John Hamill, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments thereto, and each of the undersigned does hereby ratify and confirm all that each attorney and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Oren Gilad	President, Chief Executive Officer and Director	August 21, 2024
Oren Gilad, Ph.D.	(Principal Executive Officer)

/s/ John P. Hamill	Senior Vice President, Chief Financial Officer	August 21, 2024
John P. Hamill	(Principal Financial and Accounting Officer)

/s/ Marc Duey	Director	August 21, 2024
Marc Duey

/s/ Michael Grissinger	Director	August 21, 2024
Michael Grissinger

/s/ John B. Henneman	Director	August 21, 2024
John B. Henneman III

/s/ Rifat Pamukcu	Director	August 21, 2024
Rifat Pamukcu, M.D.

/s/ Richard Peters	Director	August 21, 2024
Richard Peters, M.D., Ph.D.

/s/ Gabriel Gruia	Director	August 21, 2024
Gabriel Gruia, M.D.

/s/ Bernd Seizinger	Director	August 21, 2024
Bernd R. Seizinger, M.D., Ph.D.

/s/ Jean-Pierre Bizzari	Director	August 21, 2024
Jean-Pierre Bizzari, M.D.